BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)

                              FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT






The Owners
Boeing 737-300 Trust S/N 24700

We have audited the accompanying balance sheet of the Boeing 737-300 Trust S/N 24700 (the "Trust") as of December 31, 2001, and the related statements of operations, changes in owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Trust as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.





/s/ Deloitte & Touche LLP


Certified Public Accountants

Tampa, Florida
March 8, 2002

INDEPENDENT AUDITORS' REPORT






The Owners
Boeing 737-300 Trust S/N 24700


We have audited the accompanying balance sheet of the Boeing 737-300 Trust S/N 24700 as of December 31, 2000, and the related statements of operations, changes in owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the owners' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Boeing 737-300 Trust S/N 24700 as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. The accompanying 2000 and 1999 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.




/s/ KPMG LLP

SAN FRANCISCO, CALIFORNIA
March 12, 2001

                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                                 BALANCE SHEETS
                                  DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)






                                                                             2001               2000
                                                                       ------------------------------------
ASSETS

Aircraft equipment held for lease, at cost                              $       23,875    $       23,382
Less accumulated depreciation                                                   (9,107)           (6,027)
                                                                        -----------------------------------
    Net equipment                                                               14,768            17,355

Accounts receivable                                                              1,078               836
Lease negotiation fees, less accumulated
      amortization of $33 in 2000                                                   --                52
Equipment deposits                                                                  --                58
Prepaid expenses                                                                    12                 3
                                                                        -----------------------------------
      Total assets                                                      $       15,858    $       18,304
                                                                        ===================================


LIABILITIES AND OWNERS' EQUITY

Liabilities:
Accounts payable and accrued expenses                                   $           70    $           500
Due to affiliates                                                                   20                156
Lessee deposits and reserve for repairs                                          1,027                836
                                                                        -----------------------------------
  Total liabilities                                                              1,117              1,492

Owners' equity                                                                  14,741             16,812
                                                                        -----------------------------------

      Total liabilities and owners' equity                              $       15,858    $        18,304
                                                                        ===================================

















                 See accompanying notes to financial statements.

                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                            STATEMENTS OF OPERATIONS
                            (IN THOUSANDS OF DOLLARS)


                                                                                      For the period
                                                For the year        For the year      from 06/07/99
                                               ended December      ended December      (inception)
                                                    31,                 31,              through
                                                    2001                2000             12/31/99
                                                                                       (unaudited)
                                              -----------------------------------------------------------

REVENUES

Lease revenue                                  $        1,790   $         1,396      $           --
Interest income                                            23                 3                  --
                                               ---------------------------------------------------------
  Total revenues                                        1,813             1,399                  --
                                               ---------------------------------------------------------

EXPENSES

Depreciation and amortization expense                   3,272             3,491               2,569
Repairs and maintenance                                   845             1,146                 100
Equipment operating expenses                              103                77                  --
Management fees to affiliate                               89                70                  --
Insurance expense                                          32                38                  14
Administrative expenses to affiliates                      38                11                  13
Administrative expenses                                    88               115                  55
                                               ---------------------------------------------------------
  Total expenses                                        4,467             4,948               2,751
                                               ---------------------------------------------------------

      Net loss                                 $       (2,654)  $        (3,549)     $       (2,751)
                                               =========================================================
























                 See accompanying notes to financial statements.

                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
      FOR THE PERIOD FROM INCEPTION JUNE 7, 1999 THROUGH DECEMBER 31, 1999,
               AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001
                            (IN THOUSANDS OF DOLLARS)








 Owners' capital contribution (unaudited)                  $       23,298

 Net loss (unaudited)                                              (2,751)
                                                           -----------------

  Owners' equity at December 31, 1999 (unaudited)                  20,547

 Net loss                                                          (3,549)

 Distributions paid                                                  (186)
                                                           -----------------

   Owners' equity at December 31, 2000                             16,812

 Net loss                                                          (2,654)

 Owner's capital contribution                                         633

 Distributions paid                                                   (50)
                                                           -----------------

   Owners' equity at December 31, 2001                     $       14,741
                                                           =================






















                 See accompanying notes to financial statements.

                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                            STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS OF DOLLARS)


                                                                                               For the period
                                                                For the year    For the year    from 06/07/99
                                                               ended December  ended December    (inception)
                                                                    31,             31,       through 12/31/99
                                                                    2001            2000
                                                                                                 (unaudited)
                                                              --------------------------------------------------

OPERATING ACTIVITIES

Net loss                                                       $      (2,654)  $      (3,549)   $      (2,751)
Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
  Depreciation and amortization                                        3,272           3,491            2,569
  Changes in operating assets and liabilities:
    Accounts receivable                                                 (242)           (836)              --
    Prepaid expenses                                                      (9)             --               (3)
    Equipment deposits                                                    58             (58)              --
    Accounts payable and accrued expenses                               (430)            489               11
    Due to affiliates                                                   (136)            156               --
    Lessee deposits                                                      191             836               --
                                                               -------------------------------------------------
      Net cash provided by (used in) operating activities                 50             529             (174)
                                                               -------------------------------------------------

INVESTING ACTIVITIES

Payments for the purchase of the aircraft and
  capitalized repairs                                                     --            (258)         (22,600)
Payment of acquisition fees to affiliate                                (493)             --             (524)
Payment of lease negotiation fees to affiliate                          (140)            (85)              --
                                                               -------------------------------------------------
      Net cash used in investing activities                             (633)           (343)         (23,124)
                                                               -------------------------------------------------

FINANCING ACTIVITIES

Owners' capital contributions                                            633              --           23,298
Distributions paid                                                       (50 )          (186)              --
                                                               -------------------------------------------------
      Net cash provided by (used in) financing activities                583            (186)          23,298
                                                               -------------------------------------------------

Net change in cash and cash equivalents                                   --              --               --
Cash and cash equivalents at beginning of period                          --              --               --
                                                               -------------------------------------------------
Cash and cash equivalents at end of year                       $          --   $          --    $          --
                                                               =================================================









                 See accompanying notes to financial statements.

                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

In June 1999, PLM Equipment Growth & Income Fund VII (EGF VII), a California limited partnership, and PLM Equipment Growth Fund VI (EGF VI) a California limited partnership (the Owners), and Boeing 737-300 Trust S/N 24700 (the "Trust") entered into a Trust Agreement under which PLM Transportation Equipment Corp.(TEC), a wholly-owned subsidiary of PLM International, Inc., acts as trustee for the benefit of the Owners as equal co-beneficiaries. The Trust was established for the purpose of purchasing a Boeing 737-300 commercial aircraft. The Trust has no employees nor operations other than the operation of the Boeing 737-300 commercial aircraft. The Trust estate is owned 38% by EGF VII and 62% by EGF VI.

PLM Financial Services Inc., (FSI) is the General Partner of EGF VII and EGF VI. FSI is a wholly-owned subsidiary of PLM International, Inc.

The aircraft was purchased in June 1999 for $22.6 million. EGF VII paid or accrued acquisition fees of $0.5 million during 1999 and lease negotiation fees of $0.1 million during 2000 to FSI. EGF VI paid acquisition and lease negotiation fees of $0.6 million during 2001 to FSI.

In December  2001,  the  aircraft was leased to Pluna  Lineas  Aereas  Uruguayas
(PLAU) with a term expiring in April 2005.

     ESTIMATES

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United Sates of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts as of December 31, 1999 and for the period from June 7, 1999 (inception) through December 31, 1999 are unaudited.

     OPERATIONS

The aircraft in the Trust is managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI receives a monthly management fee from the Trust for managing the aircraft (Note
2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     CASH AND CASH EQUIVALENTS

All cash generated from operations is distributed to the owners; accordingly, the Trust has no cash balance at December 31, 2001 and 2000.

     ACCOUNTING FOR LEASES

The aircraft under the Trust is leased under an operating lease with fixed monthly payments. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term in accordance with Financial Accounting Standards Board Statement No. 13 "Accounting for Leases". Lease origination costs are amortized over the related lease period.

                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     DEPRECIATION AND AMORTIZATION

Depreciation of aircraft equipment is computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. The depreciation method changes to straight-line when the annual depreciation expense using the straight-line method exceeds that calculated by the double-declining balance method. Acquisition fees of $1.0 million, which were paid to FSI, were capitalized as part of the cost of the equipment and amortized over the life of the aircraft. Lease negotiation fees of $0.2 million were amortized based on the term of the initial lease.

During 2001, the Owners' limited partnership agreements were amended to require additional acquisition and lease negotiation fees (see Note 2) to be paid to FSI on the purchase of the aircraft in the Trust. Depreciation and amortization expense of $0.2 million, which represents the cumulative effect of depreciation and amortization that should have been recorded from the purchase of the aircraft from 1999 until the Owners' limited partnership amendments in 2001, were recorded in 2001.

     AIRCRAFT

Aircraft held for operating leases is stated at cost less any reductions to the carrying value as required by Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121).

In accordance with SFAS No. 121, the General Partner reviews the carrying value of the Trust's aircraft at least quarterly and whenever circumstances indicate that the carrying value of the aircraft would not be recoverable due to expected future market conditions. If the projected undiscounted cash flows and the fair market value of the aircraft is less than the carrying value of the aircraft, a loss on revaluation is recorded. No revaluations to the aircraft were required in 2001, 2000, or 1999.

In October 2001, Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), which replaces SFAS No. 121. SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity, and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001.

The Trust will apply the new rules on accounting for the impairment or disposal of long-lived assets beginning in the first quarter of 2002, and they are not anticipated to have an impact on the Trust's earnings or financial position.

     REPAIRS AND MAINTENANCE

Repairs and maintenance for the aircraft are the obligation of the lessee. To meet the maintenance requirements of certain aircraft airframes and engines, reserve accounts are prefunded by the lessee over the period of the lease based on the number of hours this equipment is used, times the estimated rate to repair this equipment. If repairs exceed the amount prefunded by the lessee, the Trust has the obligation to fund and accrue the difference. If an aircraft is sold and there is a balance in the reserve account for repairs to that aircraft, the balance in the reserve account is reclassified as additional sales proceeds.

                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     REPAIRS AND MAINTENANCE (continued)

The aircraft reserve accounts are included in the balance sheet as lessee deposits and reserve for repairs.

Since one of the aircraft engines was scheduled for an overhaul prior to going on its initial lease, the Trust was responsible for the overhaul to this aircraft engine. This engine was overhauled in 2000.

     NET LOSS AND CASH DISTRIBUTIONS TO OWNERS

The net loss and cash distributions of the Trust are allocated to the Owners. The net loss is generally allocated to the Owners based on their percentage of ownership in the Trust. Certain depreciable and amortizable amounts are allocated specifically to each of the Owners, such as depreciation on acquisition fees and amortization on lease negotiation fees. Cash distributions are allocated 50% to EGF VII and 50% to EGF VI.

     COMPREHENSIVE LOSS

The Trust's comprehensive loss is equal to net loss for the years ended December 31, 2001, 2000 and 1999.

2. GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, IMI receives a monthly management fee equal to the lesser of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Trust's management fee in 2001 was less than an independent third party management fee charged for similar services for similar equipment. The Trust's management fee expense to affiliate was $0.1 million, $0.1 million, and $-0-during 2001, 2000, and 1999, respectively.

The Trust reimbursed FSI $38,000, $11,000, and $13,000 during 2001, 2000, and 1999, respectively, for data processing and administrative expenses directly attributable to the Trust.

The  Trust  paid or  accrued  acquisition  and  lease  negotiation  fees of $0.6
million,   $0.1  million,   and  $0.5  million  during  2001,  2000,  and  1999,
respectively.

As of December 31, 2001, due to affiliates included Trust management fees payable to IMI of $20,125. As of December 31, 2000, amounts due to affiliates included Trust management fees payable to IMI of $0.1 million and lease negotiation fees payable to FSI of $0.1 million

3. EQUIPMENT

Lease revenues are earned by placing the aircraft on an operating lease. During December 2001, a fixed rate lease expiring in 2005 was signed with Pluna Lineas Aereas Uruguayas.

The Trust paid acquisition fees of $0.5 million during 2001 and 1999.

The aircraft in the Trust is used as collateral against the senior loan of the Owners.

                         Boeing 737-300 Trust S/N 24700
                                    (A Trust)
                          NOTES TO FINANCIAL STATEMENTS

3. EQUIPMENT (continued)

The aircraft lease is accounted for as an operating lease. Future minimum rentals under noncancelable operating leases, as of December 31, 2001, during each of the next five years are: $1.9 million in 2002, $1.9 million in 2003, $1.9 million in 2004, $0.5 million in 2005, and $-0- thereafter.

4. GEOGRAPHIC INFORMATION

As of December 31, 2001, the aircraft in the Trust is on lease to a lessee domiciled in South America. Prior to relocating the aircraft to South America, the aircraft was on lease to a lessee domiciled in Iceland. During 1999 and part of 2000, the aircraft was in the United States undergoing repairs.

The table below sets forth lease revenues by geographic region for the Trust's aircraft and grouped by domicile of the lessee as of and for the years ended December 31 (in thousands of dollars):

----------------------------  ---------------------------------------
          Region                 2001         2000          1999
----------------------------  ---------------------------------------

Iceland                       $   1,635    $   1,396     $      --
South America                       155           --            --
                              ---------------------------------------
    Lease revenues            $   1,790    $   1,396     $      --
                              =======================================

The following table sets forth net income (loss) information by region for the Trust's aircraft for the years ended December 31 (in thousands of dollars):

----------------------------  ---------------------------------------
          Region                 2001         2000          1999
----------------------------  ---------------------------------------

United States                 $      --    $  (1,326)   $   (2,751)
Iceland                          (2,025)      (2,223)           --
South America                      (629)         --             --
                              ---------------------------------------
    Net loss                  $  (2,654)    $ (3,549)     $  (2,751)
                              =======================================

The net book value of the aircraft as of December 31 are as follows (in thousands of dollars):

----------------------------  -------------------------
          Region                 2001         2000
----------------------------  -------------------------

United States                 $       --    $      --
Iceland                              --       17,355
South America                    14,768           --
                              -------------------------
    Net book value            $  14,768    $  17,355
                              =========================

5. INCOME TAXES

The Trust is not subject to income taxes, as any income or loss is included in the tax return of the individual partners and members owning the Owners. Accordingly, no provision for income taxes has been made in the financial statements of the Trust.

As of December 31, 2001, the financial statement carrying amount of assets and liabilities was approximately $7.2 million lower than the federal income tax basis of such assets and liabilities, primarily due to differences in depreciation methods.

                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS

6. CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Trust to concentrations of credit risk, consist principally of lease receivables. The only lessee that accounted for more than 10% of the consolidated revenues for the Trust was Islandsflug HF (91% in 2001 and 100% in 2000).

As of December 31, 2001, the manager believes that the only significant concentrations of credit risk that could have a material adverse effect on the Trust is PLAU, the current lessee of the only equipment in the Trust, which will account for 100% of the lease revenues.

7, CAPITAL CONTRIBUTIONS

During 2001, EGF VI made an additional capital contribution of $0.6 million. The contribution was made to the Trust to pay for acquisition and lease negotiation fees paid in 2001.

This contribution did not change EGF VI's percentage of ownership in the Trust.